UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Secure Computing Corporation

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McAfee, Inc.

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McAfee, Inc. –– Secure Computing Corporation
Conference Call
September 22, 2008
Kelsey:
Thank you. Good morning everyone and thank you for joining us on such short notice to discuss McAfee’s planned acquisition of Secure Computing. With me on the call are Dave DeWalt, McAfee’s Chief Executive Officer and President; Rocky Pimentel; McAfee’s Chief Operating Officer and Chief Financial Officer; Dan Ryan, Secure Computing’s Chief Executive Officer and President; and Tim Steinkopf, Secure Computing’s Senior Vice President and Chief Financial Officer. Dave will provide an overview of the deal and discuss the strategic rationale behind proposed the acquisition. Rocky Pimentel will provide you with the financial details. You will also hear from Dan who – we announced this morning – will be joining our executive management team after the closing of the transaction. Finally, Dave will conclude this morning’s call and we will open up to your questions.
Today’s conference call is being recorded and will be available for replay through October 6, 2008 by dialing (800) 642-1687 in the US or (706) 645-9291 internationally. Details regarding today’s announcement will be available on McAfee’s investor relations website at investor.mcafee.com.
Before we begin, let me remind you that during this call we expect to make forward-looking statements, including those regarding McAfee’s future plans for the Secure Computing business, the expected closing date of the acquisition, the expected financial impact of the Secure Computing acquisition on McAfee’s GAAP and non-GAAP earnings and other financial metrics, the expectations as to the future growth of the Secure Computing business and the overall market for networking, and McAfee’s expected plans for the integration of Secure Computing products. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that could cause McAfee’s actual results or outcomes, levels of activity, performance or achievements, including the realization of expected financial and other effects of the acquisition, to be materially different from those anticipated in this call include, among others, the inability to integrate successfully Secure Computing within McAfee or to realize the synergies that we expect from such integration; costs related to the acquisition of Secure Computing; inability to obtain necessary regulatory or stockholder approval or to obtain them on acceptable terms; the economic environment of the industries in which McAfee and Secure Computing operate, as well as facts relating to Secure Computing that may impact the timing or amount of synergies that can be realized and that are unknown to McAfee. In addition, actual results are subject to other risks and uncertainties that relate more broadly to McAfee’s overall business, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2007, and its quarterly report filed on Form 10-Q for the second quarter of 2008.
The information in this conference call related to financial results projections and other forward-looking statements is based on current expectations, and we expressly disclaim any responsibility to update forward-looking statements should situations change.
Now, it is my pleasure to turn the call over to our CEO and President ... Dave DeWalt ...

Dave:
Thank you, Kelsey. Good morning everyone and thank you for joining us on such short notice.
I am pleased to announce that today we signed a definitive merger agreement to acquire Secure Computing Corporation, a leading provider of enterprise network security. This transaction will bring Secure Computing’s complementary portfolio of products to McAfee, enhancing our solution set for businesses of all sizes. Through the pending acquisition of Secure Computing, McAfee expects to take another step toward the goal of strengthening our leadership position in security risk management.
In total, net of cash held by Secure Computing, the proposed transaction would be valued at approximately $465 million. While the timing is subject to certain regulatory and appropriate Secure Computing stockholder approvals, we expect the deal to close in the latter part of the fourth quarter of 2008.
The strategic rationale for this proposed transaction follows:
•	First, we expect that, following the acquisition, the combination of McAfee and Secure Computing will become one of the largest network security players in the business with approximate revenues of $500 million annually.

•	Second, Secure Computing’s financial strength is expected to enable the transaction to be break-even to accretive on a non-GAAP basis for McAfee in 2009. Our team has identified opportunities for revenue synergies and cost savings that we expect will drive significant top and bottom line growth for McAfee in the coming years.

•	Third, McAfee and Secure Computing will create a formidable combination, with the industry’s most complete network security solutions for businesses of all sizes. McAfee’s network security offerings will extend the success of our total protection strategy through best of breed technology suites featuring intrusion prevention; firewall; Web security; data protection; network access control and e-mail security capabilities.

•	Fourth, Secure Computing’s TrustedSource services will complement McAfee’s recently announced Artemis real-time comprehensive malware protection. This combination will extend McAfee’s “in-the-cloud” security as a service offering and enhance our position as a technology leader with the most intelligent set of security products on the market.

•	Fifth, with Secure Computing, McAfee will be able to deliver complete content and data lifecycle management at the network. Customers will be able to effectively deter, filter, encrypt, block, archive, report and comply – all with McAfee.

•	And finally, when combined with Secure Computing, McAfee will have an enterprise customer base of more than 125,000 and more than 15,000 global partners. This combination will present enhanced cross-selling opportunities leveraging the entire portfolio and the ability to penetrate new markets – including international regions. McAfee will become the single source for complete security protection, spanning the endpoint, network, data and risk & compliance.

We are very excited about the prospect of Secure Computing’s team and market leading technology becoming a part of the McAfee family of companies. Through the addition of Secure Computing’s complementary assets, following the closing of the acquisition, we believe that we will more than double our presence in network security over the coming years.
Secure Computing’s award-winning solutions proactively protect customers’ mission-critical business applications from internet-borne threats with leading technology in web, email and application protection. Secure Computing currently has the #1 market position in web security appliances and the #2 market position in messaging security appliances, areas where McAfee presently does not have a significant competitive position.
Secure Computing serves more than 22,000 customers located in 106 countries around the world, supported by a network of over 2,000 partners. Their customers include more than half of the Fortune 500 and Dow Jones Global 50. These customers operate some of the most sophisticated electronic businesses, and include organizations in a diverse set of verticals globally.
This acquisition is a natural extension of McAfee’s security only focus.
As I have mentioned throughout this year, we continue to see customers looking to consolidate their security vendors, driven by three trends:
1.	First, customers want comprehensive protection from threats, which have increased more than 60% year-over-year.

2.	Second, customers are facing greater compliance requirements and higher risks and costs of non-compliance.

3.	And, finally, they are looking to optimize their security environments at the lowest cost of ownership.
These trends are driving McAfee’s strategy – protect the endpoint from the consumer through the enterprise by converting point solutions to suites; interlock those endpoint suites with new suites for network security, data protection and risk & compliance; and secure emerging platforms.
Today’s announcement of the pending acquisition of Secure Computing will help drive our second strategic imperative – building McAfee’s capabilities in network security, where we see a target market of more than $10 billion.
We have discussed M&A as a means to accelerate McAfee’s objective to enhance its position as a worldwide leader in security. Those who have closely followed us understand that this transaction is consistent with the strategies we have discussed in the past. We continue to demonstrate how small to mid-sized strategic acquisitions like SafeBoot, Reconnex and ScanAlert benefit both our customers and our stockholders, expanding our portfolio of security capabilities and driving growth in the business.
On a personal note, I would like to welcome, in advance, Dan Ryan, CEO and President of Secure Computing, and his team to the McAfee family of companies. With extensive industry and network security expertise, once the acquisition is closed, Dan will be joining McAfee to head our Network Security Business Unit, with reporting responsibilities directly to me.
It will be business as usual for both companies for the remainder of 2008. We look forward to keeping you updated as the process moves along.

Once again, I am very pleased to announce the proposed acquisition and to welcome in advance Secure Computing’s team to the McAfee family of companies. I am now going to turn the call over to Rocky.
Rocky:
Thanks, Dave. Good morning everyone. We are very pleased to have entered into a definitive merger agreement to add Secure Computing’s award winning network security solutions to McAfee’s portfolio.
As Dave mentioned, this is an all cash transaction valued at approximately $465 million, net of cash held by Secure Computing. This represents $5.75 per common share, without interest, for a total of approximately $413 million in the aggregate for Secure Computing’s common stock and approximately $84 million to retire Secure Computing’s outstanding preferred shares.
We currently intend to finance this transaction with cash from the balance sheet.
At the time of closing, Secure Computing’s vested and unvested stock options will be cashed out, and Secure Computing’s unvested common stock and RSUs will be converted into unvested McAfee common stock and RSUs. As indicated, we expect to retire Secure Computing’s outstanding preferred stock.

We expect this transaction to be break even to slightly accretive to full-year 2009 non-GAAP earnings per share and dilutive to full-year 2009 GAAP earnings per share – assuming a year-end 2008 acquisition close. Consistent with our normal reporting practice, GAAP results will include the impact of amortization of acquired intangibles, stock compensation expense and other nonrecurring costs or charges which are excluded from our non-GAAP results. The impact of these items will cause this acquisition to be dilutive to our GAAP earnings in 2009. We will provide additional information on the overall impact of this acquisition when we provide our full year guidance for 2009.
While we think there are revenue synergies in this combination, we believe there are material cost savings that can be achieved over the next three years. These will be modest in 2009, ramping in 2010 and 2011. McAfee believes in taking a best of breed approach in integrating the two companies and we expect there will be savings in areas such as sales and marketing and G&A over the coming years.
We will talk in more detail about this acquisition during our third quarter earnings conference call after the market closes on Thursday, October 30th. We do not intend to comment on guidance on this call.
From an operational perspective, following the closing, we expect that the managers of both companies will work together to ensure a smooth transition for all our stakeholders, including our customers, distributors, partners and employees.

Both companies, of course, will continue operating their businesses in the ordinary course until closing, which we expect in the latter part of the fourth quarter of 2008 pending customary regulatory and stockholder approval.
I would now like to introduce to you Dan Ryan, CEO and President of Secure Computing, and welcome him in advance to the McAfee team. Dan...
Dan:
Thank you, Rocky and Dave. I would like to say on behalf of Secure Computing and our employees that we are very pleased to have agreed to join the McAfee family of companies and excited about the opportunities this combination will present.
In addition to the opportunities for McAfee that this combination brings, Secure Computing’s Board of Directors and management team unanimously agree that this all-cash transaction, at this time, is the best way to maximize value for Secure Computing’s stockholders.
Many of you are aware that the Board and executive management team of Secure Computing have been actively pursuing a strategic plan designed to capitalize on the market opportunities we saw before us in network security. As we mentioned at the outset of this plan, the goal was to focus Secure Computing’s business on areas of proven success, committing resources where we felt we could be the clear market leader.
The team believes that joining forces with McAfee allows us to do just that – be a network security market leader through the combination of both companies’ leading technology. And, together we expect to reap the benefits of a worldwide, dedicated security sales team three times our size; best in class security research through the combined resources of Secure Computing’s TrustedSource services and McAfee’s Artemis; greater reach in partner distribution; and cross-selling opportunities.
As we work toward the close of this transaction, we will be coordinating with Dave, Rocky and their team to develop a comprehensive integration plan to ensure a seamless transition for our organization and, most importantly, our customers. We recognize that getting this transition right is essential to our ongoing success.
Until the transaction closes, and thereafter until substantial completion of integration activities, we will be operating independently. It will be business as usual at Secure Computing and our customers will continue to see the same quality products and support they have always enjoyed.
As a quick update, Secure Computing’s acquisition of Securify, a leading provider of solutions which deliver identity-based application discovery and monitoring solutions, is proceeding smoothly and is expected to close in the fourth quarter of this year.
I look forward to speaking with you in October when Secure Computing will report our third quarter 2008 results.
I will now turn the call back over to Dave to conclude.
Dave:

Thanks, Dan.
With today’s announcement, we bring to you a very important and exciting proposed acquisition: One that makes sense for both McAfee and Secure Computing and one that will leverage our core strength in security, further enhancing our position in the network space and overall security market. Customers can now rely on McAfee as a single source for market-leading security spanning endpoint, data, network and risk & compliance.
Thank you for your time today. We look forward to speaking with you again on Thursday, October 30th when we announce our third quarter 2008 earnings results. I would now like to turn the call back to Kelsey and we will open to questions.
Kelsey:
Thank you, Dave. In the interest of time, please limit yourself to one question.
Please remember, this is your opportunity to ask questions of the executive management teams regarding this transaction, as we are currently in a quiet period until we announce third quarter earnings after the market closes on Thursday, October 30th.
Operator, you may now poll for questions.
IMPORTANT INFORMATION
Secure Computing Corporation (“Secure Computing”) intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with its proposed acquisition by McAfee, Inc. (“McAfee”). The proxy statement will be mailed to the stockholders of Secure Computing. Before making any voting or investment decision with respect to the transaction, investors and security holders of Secure Computing are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, Secure Computing and McAfee. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC from Secure Computing’s investor relations website at www.securecomputing.com/invest.cfm or by writing its investor relations department at 55 Almaden Boulevard, Suite 500 San Jose, CA 95113.
INFORMATION REGARDING PARTICIPANTS
Secure Computing and its officers and directors may be deemed to be participants in the solicitation of proxies from Secure Computing’s stockholders with respect to the transaction. A description of any interests that these officers and directors have in the transaction will be available in the proxy statement. In addition, McAfee may be deemed to have participated in the solicitation of proxies from Secure Computing’s stockholders in favor of the approval of the Agreement and Plan of Merger. Information concerning McAfee’s directors and executive officers is set forth in McAfee’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on June 26, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to McAfee’s investor relations page on its corporate website at www.mcafee.com.

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